UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2007
W HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico (State or other jurisdiction of incorporation)	000-27377 (Commission File Number)	66-0573197 (IRS Employer Identification No.)

19 West McKinley Street, Mayaguez, Puerto Rico (Address of principal executive offices)	00680 (Zip code)
Registrant’s telephone number, including area code: (787) 834-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and
     Instruction 2 to Rule 14d-2(b)(2)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                 Arrangements of Certain Officers.
     W Holding Company, Inc., the financial holding company of Westernbank Puerto Rico (together with W Holding Company, Inc., the “Company”), announced today that Jose Armando Ramirez has been appointed Chief Financial Officer and Chief Operating Officer of the Company, effective September 3, 2007.
     Mr. Ramirez, age 51, comes to the Company after seventeen years with National City Corporation in Cleveland Ohio, most recently serving as the Executive Vice President of Strategic Planning, Corporate Development and Asset/Liability Management. Previously, Mr. Ramirez served as International Officer-Senior Financial Analyst for Bank of Boston Corporation from 1986 to 1988, and as Assistant Controller from 1984 to 1986. Prior thereto, his ample banking experience and career dates back to 1981.
     There are no arrangements or understandings between Mr. Ramirez and any other person pursuant to which Mr. Ramirez was selected to serve as Chief Financial Officer and Chief Operating Officer of the Company. There are no family relationships between Mr. Ramirez and any director or executive officer of the Company. There has been no transaction nor are there any proposed transactions between the Company and Mr. Ramirez that would require disclosure pursuant to Item 404(a) of Regulation S-K.
     In connection with his appointment, Mr. Ramirez entered into an employment agreement which provides for (a) a current annual base salary of $500,000, (b) an annual performance-based bonus, as described below, (c) a grant of options to purchase 225,000 shares of the Company’s common stock at an exercise price of $3.00 per share, vesting in five equal annual installments beginning on the first anniversary of employment, (d) relocation and related expenses, not to exceed $150,000, and (e) other fringe benefits applicable to executive personnel of the Company. In the event Mr. Ramirez is terminated by the Company without “cause” (as defined in such agreement) or Mr. Ramirez terminates his employment because he has been demoted during the terms of the employment agreement, Mr. Ramirez will be entitled to a severance payment equal to his annual base salary ($500,000) plus relocation and other related expenses, if applicable, not to exceed $150,000. In addition, the Company’s employment agreement with Mr. Ramirez contains provisions regarding confidentiality, proprietary information and work product.
     The annual performance-based bonus target for 2008 award may amount up to $750,000, but could exceed said amount with the approval of the Board of Directors of the Company. For calendar year 2007 only, a target performance-based bonus has been set at $350,000 upon reaching certain and determined parameters to be mutually agreed by and between the Company and Mr. Ramirez. However, such bonus will not be less than $100,000 for the remainder of 2007.
     The initial term of employment under the employment agreement shall be one year, commencing on September 3, 2007 and terminating on first anniversary thereof. On each anniversary of the date of September 3, 2007, the term of the employment shall automatically be extended for an additional one year period, unless either party receives written notice, not less than ninety days prior to the anniversary date, advising the other party that the employment agreement shall not be further extended. Any such written notice shall not affect any prior extensions of the term of employment.
     The Company and Mr. Ramirez have also agreed to enter into a Payment Agreement in the Event of Change in Control with the Company that will entitle Mr. Ramirez to a lump sum cash payment of up to $1.5 million if there is a “change in control” of the Company, on terms and conditions that are the same as those set forth in comparable agreements entered into by the Company with comparable executives.
     The foregoing summary is qualified in its entirety by reference to the Employment Agreement with Mr. Ramirez, a copy of which is filed as Exhibit 10.1 to this report,
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of August 20, 2007, by and between W Holding Company, Inc., Westernbank Puerto Rico and Jose Armando Ramirez.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W HOLDING COMPANY, INC. (Registrant)

/s/ Norberto Rivera
Norberto Rivera, CPA
Chief Accounting Officer
Date: September 4, 2007

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated as of August 20, 2007, by and between W Holding Company, Inc., Westernbank Puerto Rico and Jose Armando Ramirez.